Exhibit 8.2

May 4, 2023

Equinor ASA,

Forusbeen 50,

N-4035 Stavanger,

Norway.

Equinor Energy AS,

Forusbeen 50,

N-4035 Stavanger,

Norway.

Equinor US Capital LLC,

120 Long Ridge Road,

Suite 3E01,

Stamford, CT 06902.

Ladies and Gentlemen:

We have acted as United States federal income tax counsel to Equinor ASA (“Equinor”), Equinor Energy AS (“Equinor Energy”) and Equinor US Capital LLC (“Equinor Capital”) in connection with the registration under the Securities Act of 1933 (the “Act”) by (i) Equinor of an indeterminate amount of debt securities fully and unconditionally guaranteed by Equinor Energy and of ordinary shares, which ordinary shares may be represented by American Depositary Shares, evidenced by American Depositary Receipts and (ii) Equinor Capital of an indeterminate amount of debt securities fully and unconditionally guaranteed by Equinor and Equinor Energy. We hereby confirm to you that the statements of United States tax law set forth under the heading “TAXATION — United States Taxation” in the Registration Statement on Form F-3 (“Registration Statement”), dated as of the date hereof, are our opinion and are accurate in all material respects, subject to the limitations and exceptions set forth in the Registration Statement.

Equinor ASA Equinor Energy AS Equinor US Capital LLC

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “TAXATION — United States Taxation.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP